Exhibit 10.15

UNITED BANKSHARES, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

THIS AGREEMENT, made and entered into the      day of             , 2018, by and between UNITED BANKSHARES, INC., a West Virginia holding company (the “Company”), and                      an Executive of the Company (hereinafter referred to as the “Executive”).

WHEREAS, the Executive is and continues to be a valued Executive of the Company who is a member of a select group of management or a highly-compensated employee of the Company;

WHEREAS, the purpose of this Supplemental Executive Retirement Plan Agreement (“Agreement” or “Executive Plan”) is to further the growth and development of the Company by providing the Executive with a supplemental retirement payment or payments, and thereby encouraging executive retention and the Executive’s continued productive efforts on behalf of the Company;

WHEREAS, it is the desire of the Company and the Executive to enter into this Agreement under which the Company will agree to make a certain payment or payments to the Executive at retirement or to the Executive’s Beneficiary in the event of the Executive’s death pursuant to this Agreement; and

ACCORDINGLY, it is intended that the Agreement be “unfunded” for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and not be construed to provide income to the participant or beneficiary under the Internal Revenue Code of 1986, as amended (the “Code”), particularly Section 409A of the Code and guidance or regulations issued thereunder, prior to actual receipt of benefits.

THEREFORE, it is agreed as follows:

INTRODUCTION

To encourage the Executive to remain an employee of the Company, the Company is willing to provide supplemental retirement benefits to the Executive. The Company will pay the benefits from its general assets.

AGREEMENT

The Company and the Executive agree as follows:

Article 1

Definitions

Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1    “Code” means the Internal Revenue Code of 1986, as amended.

1.2    “Disability” shall mean the Executive: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company. Medical determination of Disability shall be made by the Company’s provider of long-term disability benefits or, if the Company does not provide long-term disability benefits or Executive is not otherwise eligible to participate in such benefit plan, by the Social Security Administration. Upon the request of the Company, the Executive must submit proof to the Company or its designee of the long-term disability benefits provider’s or the Social Security Administration’s determination.

1.3    “Early Termination” means the Termination of Employment before Normal Retirement Age and before Disability, and for reasons other than death, Disability, or Termination for Cause.

1.4    “Early Termination Date” means the month, day and year in which Early Termination occurs.

1.5    “Effective Date” means March 1, 2017.

1.6    “Normal Retirement Age” means the Executive’s 62nd birthday.

1.7    “Normal Retirement Date” means the later of Normal Retirement Age or Termination of Employment.

1.8    “Plan Year” means a twelve-month period commencing on March 1 and ending on the last day of February of each year. The initial Plan Year shall commence on March 1, 2017.

1.9    “Specified Employee” means, in the case of Executive, if Executive shall meet the requirements of Code Section 416(i)(1)(A)(i), (ii) or (iii) (applied in accordance with the regulations thereunder and disregarding Section 416(i)(5)) at any time during the 12-month period ending on any Specified Employee Identification Date, which shall be the last day of February of each calendar year, (or otherwise meeting the requirements applicable to qualification as a ‘Specified Employee’ under Code Section 409A and the regulations and guidance issued thereunder), that Executive shall, in such event, for purposes of this Agreement, thereafter be a Specified Employee under this Agreement for the period of time consisting of the entire 12-month period beginning on the Specified Employee Effective Date, and said Specified Employee Effective Date shall be the first day of the fourth month following the Specified Employee Identification Date.

1.10    “Termination for Cause” shall be defined as set forth in Article 5.

1.11    “Termination of Employment” means that the Executive ceases to be employed by the Company for any reason, voluntary or involuntary, other than by reason of a leave of absence approved by the Company, provided however, that the employment relationship is treated as continuing intact while the Executive is on military leave, sick leave, or other bona fide leave of absence (such as temporary employment by the government) if the period of such leave does not exceed six months, or if longer, so long as the individual’s right to reemployment with the Company is provided either by statute or by contract and provided further that if the period of leave exceeds six months and the Executive’s right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the employee to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a 29-month period of absence shall be substituted for such six-month period. In addition, notwithstanding any of the foregoing, the terms “Termination of Employment” shall mean “Separation from Service” hereunder and such terms shall be interpreted under this Agreement in a manner consistent with the requirements of Code Section 409A and applicable regulations and guidance issued thereunder, which is incorporated herein by reference as if set forth in full.

Article 2

Benefits During Lifetime

2.1    Normal Retirement Benefit. Subject to the provisions of Section 2.4, upon Termination of Employment on or after Normal Retirement Age, for reasons other than death, the Company shall pay to the Executive the benefit described in this Section 2.1 in lieu of any other benefit under this Agreement.

2.1.1    Amount of Benefit. The annual benefit under this Section 2.1 is $50,000 (Fifty Thousand Dollars). Any amendment to this subparagraph 2.1.1, including but not limited to any increase, in the sole discretion of the Company’s Board of Directors, in the annual benefit under this Section 2.1.1 shall require a written amendment to this Agreement, and shall be subject to the restrictions on amendment set forth in Article 7 of this Agreement.

2.1.2    Payment of Benefit. Subject to the provisions of Section 2.4, the Company shall pay the annual benefit to the Executive in 12 equal monthly installments commencing with the first day of the month following the Executive’s Normal Retirement Date. The annual benefit shall be paid to the Executive for a period of 15 years.

2.2    Early Termination Benefit. Subject to the provisions of Section 2.4, upon Early Termination prior to Disability, the Company shall pay to the Executive the benefit described in this Section 2.2 in lieu of any other benefit under this Agreement.

2.2.1    Amount of Benefit. The annual benefit under this Section 2.2 is the dollar amount equal to the Amount of Benefit defined in Section 2.1.1, subject to the following vesting schedule, for the Plan Year ending immediately prior to the Early Termination Date, plus a prorated vesting percentage to the month in which Early Termination occurs:

Plan Year	Vested Percentage
1	10
2	20
3	30
4	40
5	50
6	60
7	70
8	80
9	90
10 or greater	100

Notwithstanding the foregoing, or any other provision of this Subsection 2.2.1 or of this Agreement, Executive shall be 100% vested in the Early Termination Benefit and the foregoing vesting percentage provisions shall not apply, in the event that the Early Termination of Executive is by death or is:

(i)  at any time after a Change of Control, either (A) a voluntary resignation of Executive, for any reason or no reason, or (B) an involuntary termination of Executive by the Company other than for Cause, or

(ii)  at any time regardless of whether a Change of Control has occurred, either (A) a resignation of Executive for Good Reason or (B) an involuntary termination of Executive by the Company other than for Cause.

2.2.2    Payment of Benefit. Subject to the provisions of Section 2.4, the Company shall pay the annual benefit to the Executive in 12 equal monthly installments commencing with first day of the month following Normal Retirement Age. The annual benefit shall be paid to the Executive for a period of 15 years.

2.3    Disability Benefit. If the Executive is Disabled prior to Normal Retirement Age and prior to Early Termination, the Company shall pay to the Executive the benefit described in this Section 2.3 in lieu of any other benefit under this Agreement.

2.3.1    Amount of Benefit. The annual benefit under this Section 2.3, in the event the Executive is Disabled prior to Normal Retirement Age and prior to Early Termination, is the dollar amount equal to the Amount of Benefit defined in Section 2.1.1.

2.3.2    Payment of Benefit. The Company shall pay the annual benefit to the Executive in 12 equal monthly installments commencing with the first day of the month following Normal Retirement Age. The annual benefit shall be paid to the Executive for a period of 15 years.

2.4      Six Month Delay for Payment After Termination of Employment or Separation from Service of Any Specified Employee. Notwithstanding the provisions of Section 2.1, 2.2 or any other provision of this Agreement, if any payment is to be made under Section 2.1, 2.2 or any other provision of this Agreement, to Executive upon or based upon Termination of Employment or Separation from Service other than by death, in the event that Executive is a Specified Employee on the date of the Executive’s Termination of Employment or Separation from Service, and such payment is to be made to Executive upon or within six months after Executive’s Termination of Employment or Separation from Service, other than by death, then such payment shall instead be made on the date which is six months after such Termination of Employment or Separation from Service of Executive (other than by death,) provided further, however, that in the case of any monthly installments to be paid upon or based upon Termination of Employment or Separation from Service other than by death, if any such monthly installments are to be paid on or before the date which is six months after Executive’s Termination of Employment or Separation from Service, other than by death, (in the event that Executive is a Specified Employee on the date of Executive’s Termination of Employment or Separation from Service other than by death,) the first such installment shall be paid on the date which is six months after such Separation from Service or Termination of Employment of Executive (other than by death,) with the monthly installments to continue thereafter. Notwithstanding any of the foregoing, or any other provision of this Agreement, no payment upon or based upon Separation from Service or Termination of Employment may be made under this Agreement before the date that is six months after the date of Separation from Service or Termination of Employment, or, if earlier, the date of death, of Executive in the event that Executive is a Specified Employee on Executive’s date of Separation from Service or Termination of Employment.

Article 3

Death Benefits

3.1    Death During Active Service. If the Executive dies while in the active service of the Company, and is entitled to a benefit under Article 2 of this Agreement, the Company shall pay the same benefit payments and for the same period of time as provided in the Agreement to the Executive’s beneficiary in the amount that the Executive was entitled to as of the date of his death under said Article 2, except that the benefit payments shall commence on the first day of the month following the date of the Executive’s death.

3.2    Death During Payment of a Benefit. If the Executive dies after any benefit payments have commenced under Article 2 of this Agreement but before receiving all such payments, the Company shall pay the remaining benefits to the Executive’s beneficiary at the same time and in the same amounts they would have been paid to the Executive had the Executive survived, except that the provisions of Section 2.4 shall not apply.

3.3    Death After Disability or Termination of Employment But Before Payment of a Benefit Commences. If the Executive is entitled to a benefit under Article 2 of this Agreement, but dies after Disability or Termination of Employment but prior to the commencement of said benefit payments, the Company shall pay the same benefit payments to the Executive’s beneficiary that the Executive was entitled to prior to death except that the benefit payments shall commence on the earlier of (i) the same time they would have been paid to the Executive had the Executive survived, or (ii) the first day of the month following the date of the Executive’s death, and the provisions of Section 2.4 shall not apply.

Article 4

Beneficiaries

4.1    Beneficiary Designations. The Executive shall designate a beneficiary by filing a written designation with the Company. The Executive may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Executive and received by the Company during the Executive’s lifetime. The Executive’s beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Executive, or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved. If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive’s estate.

4.2    Facility of Payment. If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Company may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.

Article 5

General Limitations

5.1    Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement if the Company terminates the Executive’s employment for:

(a)    Gross negligence or gross neglect of duties;

(b)    Commission of a felony or of a gross misdemeanor involving moral turpitude; or

(c)    Fraud, disloyalty, dishonesty or willful violation of any law or significant Company policy committed in connection with the Executive’s employment and resulting in an adverse effect on the Company.

5.2    Competition After Termination of Employment. The Company shall not pay any benefit under this Agreement if the Executive, at any time during the 12 calendar months following Termination of Employment and without the prior written consent of the Company (a) engages in or becomes associated with, in the capacity of employee, director, officer, principal, agent, trustee or in any other capacity whatsoever, any Competitive Enterprise; or (b) becomes interested in, directly or indirectly, as a proprietor, partner, officer, director, member, consultant or substantial stockholder, shareholder, or stakeholder, any Competitive Enterprise (said restrictions are hereinafter sometimes referred to as the “Non-Competition Restrictions.”)

Notwithstanding the foregoing, or any other provision of this Section 5.2 or of this Agreement, Executive shall not be subject to the “Non-Competition Restrictions” in the event that the Termination of Employment of the Executive is:

(i)        at any time after a Change of Control, either (A) a voluntary resignation of Executive, for any reason or no reason, or (B) an involuntary termination of Executive by the Company other than for Cause, or

(ii)        at any time regardless of whether a Change of Control has occurred, either (A) a resignation of Executive for Good Reason or (B) an involuntary termination of Executive by the Company other than for Cause.

For purposes of Subsection 2.2.1 and this Section 5.2 the following definitions shall apply:

(a)  “Change of Control” shall mean with respect to (i) Company or an Affiliate for whom the Executive is performing services at the time of the Change of Control Event; (ii) Company or any Affiliate that is liable for the payment to the Executive hereunder (or all corporations liable for the payment if more than one corporation is liable) but only if either the deferred compensation is attributable to the performance of service by the Executive for Company or such corporation (or corporations) or there is a bona fide business purpose for Company or such corporation or corporations to be liable for such payment and, in either case, no significant purpose of making Company or such corporation or corporations liable for such payment is the avoidance of Federal Income tax; or (iii) a corporation that is a majority shareholder of a corporation identified in paragraph (i) or (ii) of this Subsection, or any corporation in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, ending in a corporation identified in paragraph (i) or (ii) of this Subsection, a Change in Ownership or Effective Control or a Change in the Ownership of a Substantial Portion of the Assets of a Corporation as defined in Section 409A of the Code, and the regulations or guidance issued by the Internal Revenue Service thereunder, meeting the requirements of a “Change in Control Event” thereunder.

(b)  “Competitive Enterprise” means any business, organization, company, corporation, partnership or business entity or enterprise of any type that (i) is or may be deemed to be competitive with any business carried on by the Company as of the date of Termination of Employment, and (ii) is conducted within a 50-mile radius of any Company location where Executive conducted or supervised or otherwise engaged in business of the Company.

(c)  Executive understands that the Company has legitimate business interests it wishes to protect without unreasonably restricting Executive’s ability to seek or obtain employment after his employment with the Company ends for any reason. Executive understands that the damages the Company will suffer as a result of Executive’s breach of this Section 5.3 of the Agreement are impossible to reasonably calculate and may cause irreparable harm to the Company. Nothing in this Agreement shall be construed to prevent the Company from seeking any form of injunctive relief to enforce any provision of this Agreement.

(d)  “Good Reason” means there is: (i) a decrease in the total amount of the Executive’s base salary, without the Executive’s consent; or (ii) a material reduction in the importance of the

Executive’s job responsibilities, without the Executive’s consent; or (iii) a geographical relocation of the Executive to an office more than 50 miles from the Executive’s office location immediately prior to such relocation, without the Executive’s consent.

Article 6

Medical Determination of Disability

6.1    Medical Determination of Disability. The medical determination of Disability under this Agreement shall be made solely and exclusively in the following manner: by the Company’s provider of long-term disability benefits, or, if the Company does not provide long-term disability benefits or Executive is not otherwise eligible to participate in such benefit plan, by the Social Security Administration.

Article 7

Amendments and Termination

This Agreement may be amended or terminated only by a written agreement signed by the Company and the Executive, provided that with respect to a termination, no acceleration of any benefit shall be permitted hereunder except where the acceleration of the benefit is made pursuant to a termination and liquidation in a manner that would not constitute an impermissible acceleration under Code Section 409A pursuant to Treas. Reg. 1.409A-3(j)(4)(ix) or any similar or successor law, regulation or guidance thereunder of like import.

Notwithstanding the previous paragraph in this Article 7, the Company may amend or terminate this Agreement at any time if, pursuant to legislative, judicial or regulatory action, continuation of the Agreement would (i) cause benefits to be taxable to the Executive prior to actual receipt, or (ii) result in significant financial penalties or other significantly detrimental ramifications to the Company (other than the financial impact of paying the benefits.) In addition, notwithstanding the foregoing, and all subject to Section 2.4, (i) no such amendment shall be effective if it would, if effective, cause this Agreement to violate Code Section 409A and the regulations and guidance thereunder or cause any amount of compensation or payment hereunder to be subject to a penalty tax under Code Section 409A and the regulations and guidance issued thereunder, which amount of compensation or payment would not have been subject to a penalty tax under Code Section 409A and the regulations and guidance thereunder in the absence of such amendment and (ii) the provisions of this Article 7 respecting amendment of this Agreement are irrevocable.

Article 8

Miscellaneous

8.1    Binding Effect. This Agreement shall bind the Executive and the Company, and their beneficiaries, survivors, executors, successors, administrators and transferees.

8.2    No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Company, nor does it interfere with the Company’s right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment under state law or the terms of any applicable employment contract.

8.3    Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

8.4    Reorganization. The Company shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm, or person unless such succeeding or continuing company, firm, or person agrees to assume and discharge the obligations of the Company under this Agreement. Upon the occurrence of such event, the term “Company” as used in this Agreement shall be deemed to refer to the successor or survivor company.

8.5    Tax Withholding. The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

8.6     Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of West Virginia, except to the extent preempted by the laws of the United States of America.

8.7    Unfunded Arrangement. The Executive and beneficiary are general unsecured creditors of the Company for the payment of benefits under this Agreement. The benefits represent the mere promise by the Company to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive’s life is a general asset of the Company to which the Executive and beneficiary have no preferred or secured claim.

8.8    Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

8.9    Administration. The Company shall have powers which are necessary to administer this Agreement, including but not limited to:

(a)	Establishing and revising the method of accounting for the Agreement;
(b)	Maintaining a record of benefit payments;
(c)	Establishing rules and prescribing any forms necessary or desirable to administer the Agreement; and
(d)	Interpreting the provisions of the Agreement.

8.10  Named Fiduciary. The Company shall be the named fiduciary and plan administrator under this Agreement. It may delegate to others certain aspects of the management and operational responsibilities including the employment of advisors and the delegation of ministerial duties to qualified individuals.

8.11  Counterparts. This Agreement may be executed in one or more counterparts, which taken together shall constitute an original.

IN WITNESS WHEREOF, the Executive and the Company have signed this Agreement.

EXECUTIVE:	COMPANY:

UNITED BANKSHARES, INC.

By

Title

BENEFICIARY DESIGNATION

UNITED BANKSHARES, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

[Executive]

I designate the following as beneficiary of any death benefits under this Agreement:

Primary:

Contingent:

Note:	To name a trust as beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.

I understand that I may change these beneficiary designations by filing a new written designation with the Company. I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or, if I have named my spouse as beneficiary and our marriage is subsequently dissolved.

Signature

Date

Received by the Company this day of , 201 .

By

Title